SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):    March 19, 2010 (March 18, 2010)

Universal Display Corporation
(Exact Name of Registrant Specified in Charter)

Pennsylvania	1-12031	23-2372688
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)

375 Phillips Boulevard
Ewing, NJ	08618
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:         (609) 671-0980

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of a Supplemental Executive Retirement Plan

On March 18, 2010, the Compensation Committee and the Board of Directors of Universal Display Corporation (the “Company”) approved and adopted the Universal Display Corporation Supplemental Executive Retirement Plan (the “SERP”).  Steven Abramson, Sidney Rosenblatt, Julia Brown, Janice Mahon and Michael Hack, as well as other selected employees of the Company as determined by the Compensation Committee, are eligible to participate in the SERP.  Sherwin Seligsohn is not a participant in the SERP.  The SERP is effective as of April 1, 2010.

Under the SERP, if a participant resigns or is terminated without cause at or after age 65 and with at least 20 years of service, he or she will be eligible to receive a SERP benefit.  The benefit is based on a percentage of the participant’s annual base salary for the life of the participant.  This percentage is 50%, 25% or 15%, depending on the participant’s benefit class.

If a participant resigns at or after age 65 and with at least 15 years of service, he or she will be eligible to receive a prorated SERP benefit.  If a participant is terminated without cause or on account of a disability after at least 15 years of service, he or she will be eligible to receive a prorated SERP benefit regardless of age.  The prorated benefit in either case would be based on the participant’s number of years of service (up to 20), divided by 20. In the event a participant is terminated for cause, his or her SERP benefit and any future benefit payments are subject to immediate forfeiture.

The SERP benefit is payable in installments over 10 years, beginning at the later of age 65 or the date of the participant’s separation from service.  Payments are based on a present value calculation of the benefit amount for the actuarial remaining life expectancy of the participant.  This calculation is made as of the date benefit payments are to begin (later of age 65 or separation from service).  If the participant dies after reaching age 65, any future or remaining benefit payments are made to the participant’s beneficiary or estate.  If the participant dies before reaching age 65, the benefit is forfeited.

In the event of a change in control of the Company, each participant will become immediately vested in his or her SERP benefit.  Unless the participant’s benefit has already fully vested, if the participant has less than 20 years of service at the time of the change in control, he or she will receive a prorated benefit based on his or her number of years of service (up to 20), divided by 20.  If the change in control qualifies as a “change in control event” for purposes of Section 409A of the Internal Revenue Code, then each participant (including former employees who are entitled to SERP benefits) will receive a lump sum cash payment equal to the present value of the benefit immediately upon the change in control.

Mr. Abramson, Mr. Rosenblatt, Dr. Brown, Ms. Mahon and Dr. Hack are designated participants in the 50% benefit class.  Their ages and respective years of service at present are set forth in the table below:

Name	Age	Years of Service
Steven Abramson	58	13
Sidney Rosenblatt	62	14
Julia Brown	49	11
Janice Mahon	52	12
Michael Hack	53	10

Mr. Abramson and Mr. Rosenblatt are designated as special participants under the SERP.  If either of them resigns or is terminated without cause after 20 years of service, or at or after age 65 and with at least 15 years of service, he will be eligible to receive a SERP benefit.  If either of them is terminated without cause or on account of a disability, he will be eligible to receive a prorated SERP benefit regardless of age.  The prorated benefit would be based on his number of years of service (up to 20), divided by 20.

The SERP benefit for each of Mr. Abramson and Mr. Rosenblatt is based on 50% of his annual base salary for his life and the life of his surviving spouse, if any.  Payments are based on a present value calculation of the benefit amount for the actuarial remaining life expectancies of him and his surviving spouse, if any.  If either of them dies before reaching age 65, the benefit is not forfeited if his surviving spouse, if any, lives until he would have reached age 65.  If his spouse also dies before he would have reached age 65, the benefit is forfeited.

Except as described above, Mr. Abramson and Mr. Rosenblatt are subject to the same treatment as other participants in the SERP.

Stock Awards to Certain Executive Officers

On March 18, 2010, the Compensation Committee and the Board of Directors of the Company approved the grant of stock awards to Mr. Abramson and Mr. Rosenblatt pursuant to the Universal Display Corporation Equity Compensation Plan.  For each of Mr. Abramson and Mr. Rosenblatt, the award relates to 250,000 shares of common stock of the Company.

Each award will vest ratably over a five-year period beginning on the first anniversary of the date of grant, subject to the grantee’s continued employment with the Company through the applicable vesting date.  The awards are subject to accelerated vesting in the event of a change in control of the Company.  The grantee is required to retain the shares for five years after vesting, except in the event of his death or a change in control of the Company.  The stock award agreements contain “clawback” provisions that require forfeiture of the shares awarded, whether or not vested, on request of the Compensation Committee under specified circumstances during the five-year retention period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL DISPLAY CORPORATION

Dated: March 19, 2010	By: /s/ Sidney D. Rosenblatt
Sidney D. Rosenblatt
Executive Vice President, Chief Financial Officer, Treasurer and Secretary